Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

July 1, 2021

SVB Financial Group,
3003 Tasman Drive,
Santa Clara, California 95054.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 99,000 shares (the “Securities”) of Common Stock, par value $0.001 per share, of SVB Financial Group, a Delaware corporation (the “Company”), issuable upon exercise and settlement, as applicable, of equity awards previously granted under the Boston Private Financial Holdings, Inc. 2020 Omnibus Incentive Plan, the Boston Private Financial Holdings, Inc. 2010 Inducement Stock Plan, as amended, the Boston Private Financial Holdings, Inc. Amended and Restated 2009 Stock Option and Incentive Plan and the Boston Private Financial Holdings, Inc. 2009 Stock Option and Incentive Plan (each a “Boston Private Legacy Plan”), which were converted into equity awards of the Company in accordance with the terms of an Agreement and Plan of Merger, dated as of January 4, 2021, by and between the Company and Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Merger Agreement”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment”) to Registration Statement No. 333-253002 on Form S-4 relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company’s certificate of incorporation and the applicable Boston Private Legacy Plan so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold as contemplated by the Post-Effective Amendment to the Registration Statement and the applicable Boston Private Legacy Plan, the Securities will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment to the Registration Statement and to the reference to us under the heading “Interests of Named Experts and Counsel” in the Post-Effective Amendment to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP